SETTLEMENT OPTIONS TO PROVIDE ACCELERATION OF DEATH BENEFITS

               Subject to all the provisions of this rider and of the rest of the contract, we will make available the payments described below if the Insured becomes terminally ill, has an organ transplant, or is receiving care in a nursing home.

 Definition    Convertible  Proceeds.--The  proceeds payable under this contract at the death of the Insured, after adjustment for any contract debt, excluding any term insurance arising from supplementary benefits (except level term insurance riders still in the conversion period and for which we charge a premium).

               Benefit Base.--The value we will use to determine the monthly benefit payable under the terminal illness option or the nursing home option. It will be computed based on the amount of convertible proceeds you elect to place under the option and a reduced life expectancy, calculated by us, that recognizes the Insured's eligibility for the benefit. We will also consider, when applicable:

               1.   expected future premiums;

               2. future dividends according to the scale in effect when we make the computation;

               3. continuation of any reduction in contractually guaranteed charges;

               4. continuation of the current rate of any excess interest credited on contract values; and

               5.   an expense charge of up to $150.

               The benefit base will be at least as great as the net cash value of the contract multiplied by the percentage of the convertible proceeds placed under the terminal illness option or the nursing home option, whichever is elected.

               Eligible  Organ  Transplant   Center.--A   facility  licensed  or
               approved as an organ transplant center by the state in which it is located.

               Eligible Nursing Home.--An institution or special nursing unit of
               a   hospital   which   meets  at  least  one  of  the   following
               requirements:

               1) it is Medicare approved as a provider of skilled nursing care services; or

               2)   it  is  licensed  as  a  skilled   nursing  home  or  as  an
                    intermediate care facility by the state in which it is located; or

               3)   it meets all the requirements listed below:

                    a. it is licensed as a nursing home by the state in which it is located;

                    b. its main function is to provide skilled, intermediate, or custodial nursing care;

                    c. it is engaged in providing continuous room and board accommodations to 3 or more persons;

                    d. it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

                    e.   it maintains a daily  medical  record of each  patient;
                         and

                    f. it maintains control and records for all medications dispensed.

               Institutions which primarily provide residential facilities are not eligible nursing homes.

Terminal       If  we   receive   evidence   satisfactory   to   us,   including
Illness        certification  by a licensed  physician,  that the Insured's life
Option         expectancy  is 6 months  or less,  you may elect  this  option to provide equal monthly payments for 6 months. For each $1,000 of benefit base, each payment will be at least $168.37, which assumes an annual interest rate of 5%.

               If the Insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments, calculated at the interest rate we used to determine those payments.

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               If you do not wish to receive monthly payments,  you may elect to receive a single sum of equivalent value.

Organ          You may elect  this  option if the  Insured  has a heart,  liver,
Transplant     heart-lung,  or bone marrow  transplant  prescribed by a licensed
Option         physician as necessary due to illness,  injury, or infirmity. You may choose the amount you wish to receive, up to the lesser of the cost of the transplant and 75% of the convertible proceeds, but no more than $250,000. This amount will be paid to you in a single sum unless you ask to be paid in instalments. In that case, we will pay the equivalent amount in 6 monthly payments.

               The transplant must be performed after the contract date in an eligible organ transplant center. We must have your request for payment at our Home Office no later than 90 days after the transplant has been performed.

Nursing Home   If (1) the Insured is receiving care in an eligible  nursing home
Option         and has received  such care  continuously  for the  preceding six months, and (2) we receive evidence satisfactory to us, including certification by a licensed physician, that the Insured is expected to remain in the nursing home until death, you may elect level monthly payments for the number of years shown in the table that follows. For each $1,000 of benefit base, each payment will be at least the minimum amount shown in that table, which assumes an annual interest rate of 5%.

               ATTAINED AGE       PAYMENT PERIOD     MINIMUM MONTHLY PAYMENT FOR
               OF INSURED           IN YEARS         EACH $1,000 OF BENEFIT BASE
               64 and under            10                    $ 10.50
               65 - 67                  8                      12.56
               68 - 70                  7                      14.02
               71 - 73                  6                      15.99
               74 - 77                  5                      18.74
               78 - 81                  4                      22.89
               82 - 86                  3                      29.80
               87 and over              2                      43.64

               If the Insured dies before all the payments have been made, we will pay the beneficiary in one sum the present value of the remaining payments, calculated at the interest rate we used to determine those payments.

               If we agree, you may elect a longer payment period than that shown in the table; if you do, monthly payments will be reduced so that the present value of the monthly payments for the longer payment period is equal to the present value of the payments for the period shown in the table, calculated at an interest rate of at least 5%.

               We reserve the right to set a maximum monthly benefit that we will pay under this option. If we set a maximum, it will be at least $5,000; we will advise you of the amount before the payment period begins.

               If you do not wish to receive monthly payments, you may elect to receive a single sum of equivalent value.

Effect on      The convertible proceeds will be reduced by any amount used under
Contract       one of these options.

               If you use only a portion of your convertible proceeds under one of these options, the contract will remain in force and reduced premiums will be payable. For insurance included in the convertible proceeds, premiums, values, and the amount of insurance will be reduced in the same proportion as the reduction in convertible proceeds. Insurance not included in the convertible proceeds will be unaffected.

               If you we only a portion of your convertible proceeds under the terminal illness option or the nursing home option, the remaining convertible proceeds must be at least $25,000.

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               If you use all of your convertible proceeds under the terminal illness option or the nursing home option, all other benefits under the contract based on the Insured's life will end. Any insurance under the contract on the life of someone other than the Insured will remain in effect and we will waive all future premiums for this insurance.

Conditions     Your right to receive payment under any of these options is subject to the following conditions:

               1. The contract must be in force other than as extended insurance.

               2. You must elect the option in writing in a form that meets our needs.

               3. The contract must not be assigned except to us as security for a loan.

               4. We reserve the right to set a minimum of no more than $50,000 on the amount of convertible proceeds you may place under an option.

               5.   You must send us the contract.

               6. The primary purpose of life insurance is to meet your estate planning needs. This benefit provides for the accelerated payment of life insurance proceeds and is not intended to cause you to involuntarily invade proceeds ultimately payable to the named beneficiary. Therefore, accelerated death benefit proceeds will be made available to you on a voluntary basis only. Accordingly:

                    (a) If you are required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit.

                    (b) If you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.

Right to       If you ask us in writing and send us the contract, we will cancel
Cancel         this rider.

               Rider attached to and made a part of this contract on the Contract Date

               Pruco Life Insurance Company,

               By /s/  DOROTHY K. LIGHT

                              Secretary

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